                                                                    Exhibit 12.1


             Computation of Ratio of Earnings to Fixed Charges and
                 Combined Fixed Charges and Preferred Dividends
                                 (In thousands)


                                                                         Years Ended December 31,                     Pro Forma
                                                       1996        1997          1998           1999        2000        2000(b)
                                                    ----------  -----------  ------------  -----------  -----------  -----------
Pretax loss from continuing operations              $   (7,166) $   (22,156) $   (101,853) $  (183,746) $  (315,649) $  (376,841)
                                                    ----------  -----------  ------------  -----------  -----------  -----------
Fixed charges:
Interest expense                                         8,885       14,275        44,559       64,904      122,102      138,667
Interest expense in discontinued operations              3,570        1,819            46           55           22           22
Interest expense in rentals(a)                             237          351           541          754        1,045        1,045
                                                    ----------  -----------  ------------  -----------  -----------  -----------
Total fixed charges                                     12,692       16,445        45,146       65,713      123,169      139,734
                                                    ----------  -----------  ------------  -----------  -----------  -----------
Earnings before fixed charges                       $    5,526  $    (5,711) $    (56,707) $  (118,033) $  (192,480) $  (237,107)
                                                    ==========  ===========  ============  ===========  ===========  ===========

Pretax preferred dividend requirement               $       --  $    12,308  $     23,207  $    16,751  $    60,688  $    28,487
Combined fixed charges and preferred dividends          12,692       28,753        68,353       82,464      183,857      168,221
Deficiency in earnings for fixed charges                (7,166)     (22,156)     (101,853)    (183,746)    (315,649)    (376,841)
Deficiency in earnings for combined fixed charges
  and preferred dividends                               (7,166)     (34,464)     (125,060)    (200,497)    (376,337)    (405,328)

(a) Represents a reasonable approximation of the interest factor.
(b) Includes the effects of the exchange offers, corporate reorganization and Golden Sky Holdings acquisition. See Annex A to this prospectus.